CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2017, relating to the financial statements and financial highlights of Power Momentum Index VIT Fund (formerly the “JNF SSgA Sector Rotation Portfolio”) and Power Dividend Index VIT Fund (formerly the “JNF SSgA Tactical Allocation Portfolio”), each a series of the Northern Lights Variable Trust, for the year ended December 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of the Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

March 17, 2017